EXHIBIT 99.1

     PREMIERWEST BANCORP TO PRESENT AT SUPER COMMUNITY BANK CONFERENCE

MEDFORD, OR - August 31, 2006 - PremierWest Bancorp (NASDAQ: PRWT) announced today that John Anhorn, President & Chief Executive Officer and Richard Hieb, Senior Executive Vice President & Chief Operating Officer will be presenting at the West Coast 2006 Super Community Bank Conference held in San Francisco, California. The presentation will be on Friday, September 8, 2006 at 9:35 a.m. PT

This presentation may be accessed live via the internet through PremierWest Bancorp's website at www.PremierWestBank.com using the following instructions:

1.	Go to "Investors" at the top of the home page
2.	Select "Main Page" from the drop down menu
3.	Click on "Webcast" for the Super Community Bank Conference

The presentation will also be archived and available on PremierWest Bancorp's website through December 5, 2006.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. Recognized as one of the fastest growing banks in the Pacific Northwest, PremierWest offers a full array of financial products and services through a network of full service banking offices located primarily along the Interstate 5 freeway corridor between Eugene, Oregon and Sacramento, California.

Additionally, PremierWest offers expanded banking related services through two subsidiaries Premier Finance Company and PremierWest Investment Services, Inc. Premier Finance Company operates from offices in Medford, Klamath Falls, Grants Pass, Roseburg and Portland, Oregon, and Yreka and Redding, California. PremierWest Investment Services operates in all of the Bank's community-focused market areas.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May of 2000. In April of 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January of 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama, and Butte. During 2004 and 2005, the Bank expanded into Yolo and Placer counties in California.